Exhibit 10.13(f)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between ACRES Capital, LLC, a New York limited liability company (the "Company") and Eldron Blackwell (the "Executive"), effective as of August 6, 2026 (the "Effective Date").

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among the Company, ACRES Commercial Realty Corp. ("ACRC"), ACRES Holding Sub LLC and ACRES Capital Corp. dated as of April 29, 2026 in connection with the internalization of the Company’s management structure and related transactions (the "Merger"); and

WHEREAS, in connection with the Merger, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company or such affiliate entity following commencement of the Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment and Duties.

(a) General. The Executive shall serve as the Chief Financial Officer of ACRC, reporting to ACRC’s Chief Operating Officer (the "COO"). The Executive’s principal place of employment shall be Philadelphia, Pennsylvania(the "Location"). The Executive will work out of the Uniondale, New York office at least 8 days each month. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the COO. Specifically, the Executive shall be responsible for the financial management and reporting of the Company and maintaining a strong financial and control environment consistent with the requirements of a publicly traded mortgage REIT. This includes responsibility for the preparation and filing of periodic reports with the Securities and Exchange Commission, ensuring compliance with U.S. GAAP, and maintaining effective disclosure controls and procedures and internal control over financial reporting. The Executive shall perform his duties and responsibilities hereunder to the best of his abilities and in a diligent, trustworthy, business-like and efficient manner.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote the Executive’s full business attention to the Executive’s duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the COO and shall use the Executive’s best efforts to promote and serve the interests of the Company. Further, unless the COO consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate committees and boards, provided the Executive receives prior permission from the COO; and (ii) serve on corporate, civic, children sports organization or charitable committees or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

2. Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue for a period of three years, unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. If not previously terminated, this Agreement shall automatically renew for subsequent periods of one (1) year (the initial term, and the renewal terms, to the extent applicable, being the "Term"), unless either party provides written notice to the other at least ninety (90) days prior to the end of the initial Term (or any renewed Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement.

3. Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the "Base Salary") of $300,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Board of Directors of ACRC (the "Board") based upon the Executive’s performance, not less often than annually. To the extent Base Salary is increased, then the defined term "Base Salary" shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

(b) Annual Bonus. For each calendar year during the Term, the Executive shall be eligible for a performance-based cash bonus, with a target of 50% of the Executive’s Base Salary (the "Annual Target Bonus") and calculated by the Board in its sole and absolute discretion considering the performance of the Company and the Executive. During the Term, Executive’s Annual Target Bonus may be increased up to 200% by the Board (or duly constituted committee thereof) in its sole discretion. Such bonus will be payable in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the bonus relates.

(c) Equity-Based Compensation. The Executive shall be entitled to participate in ACRC’s 2026 Omnibus Equity Incentive Plan(the "Equity Plan"). All terms of any equity awards granted pursuant to the Equity Plan shall be set forth in the applicable award agreements pursuant to the Equity Plan.

(d) Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of like status from time to time, and as may be amended from time to time. The Executive shall be entitled to paid time off in accordance with the Company’s paid time off policies and procedures. In addition, the Executive shall be entitled to (i) to paid time off in accordance with the Company’s other paid time off policies and procedures and (ii) reimbursement of reasonable, out-of-pocket business expenses that are incurred in the ordinary course of business, subject to the Company’s expense reimbursement policies and procedures.

(e) Expenses. The Executive shall be entitled to reimbursement of business expenses from the Company that are incurred in the ordinary course of business, subject to the Company’s expense reimbursement policies and procedures.

(f) Indemnification. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Company in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company. To the extent that the Company maintains a directors' and officers' liability insurance policy (or policies), or an errors and omissions liability insurance policy or (policies), in place covering individuals who are current or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive's termination date. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

4. Rights Upon a Termination of the Executive’s Employment.

(a) Termination of Employment by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive only the following from the Company: (i) any unpaid Base Salary accrued through the termination date, (ii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and (iii) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company during the Term (collectively, such (i) through (iii) being the "Accrued Rights").

(i) For purposes of this Agreement, the term "Cause" shall mean a termination by the Company of the Executive’s employment because of: (A) any act or omission that constitutes a material breach by the Executive of any of the Executive’s obligations under this Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or

(2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (C) the Executive’s engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company or any of its subsidiaries or affiliates; (D) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that is injurious to the Company, or the Executive’s material breach of this Agreement; (E) the Executive’s willful and repeated refusal to follow the lawful directions of the Board, President of ACRC or Chairman of the Board; or (F) any other misconduct by the Executive which is materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(i), no event or condition described in Sections 4(a)(i)(A), (C), (D), (E) or (F) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, such Board provides the Executive written notice (in accordance with Section 4(h), below) of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidences supports such an action.

(ii) For purposes of this Agreement, the term "Good Reason" shall mean a voluntary termination by the Executive of the Executive’s employment because of: (A) a material diminution in the Executive’s Base Salary; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to the Executive as of the Effective Date; (C) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from the Location; or (D) a material breach by the Company of any term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Company in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control. No event or condition described in this Section 4 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(ii), the Executive provides the Board written notice (in accordance with Section 4(h), below) of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of such Board's receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, such Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the

Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(ii), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by such Board that the Executive’s assertion of Good Reason is valid.

(iii) For purposes of this Agreement, the term "Change in Control" shall mean the consummation of any of the following events, as determined in the sole and absolute discretion of the Board:

(A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(B) The sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company’s shareholders;

(C) A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the members of the Board are Incumbent Directors. For this purpose, "Incumbent Directors" are members of the Board who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but does not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board to the Company); or

(D) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(b) Termination of Employment by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the Term and not during the Change in Control Protection Period (as defined below), then the Executive shall receive the following from the Company: (i) the Accrued Rights, (ii) an amount equal to 1.5 multiplied by the sum of (A) the Executive’s Base Salary and (B) the Executive’s Annual Target Bonus, (iii) an amount equal to a pro-rata portion of the Executive’s Annual Target Bonus for the year of the Executive’s termination of employment, calculated based on a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive was employed and the denominator of which is the total number of days during the calendar year of termination and (iv) continued monthly coverage at the Company’s expense under the Company’s medical, dental, life insurance and disability policies or arrangements (the "Welfare Plans") in which the Executive and any of the Executive’s dependents were covered on the day prior to the date of the Executive’s termination of employment for a period of eighteen (18) months following the date of the Executive’s termination of employment, provided that Executive’s continued participation is possible under the general terms and provisions of the Welfare Plans (the "COBRA Benefits") (collectively, (ii) through (iv) being the "Involuntary Termination Severance Benefits"). Items (ii) and (iii) of the Involuntary Termination Severance Benefits shall be paid to the Executive in substantially equal installments over a twelve (12) month period following the date of the Executive’s termination of employment. Notwithstanding the foregoing, with respect to the COBRA Benefits, if the Company cannot maintain such coverage for the Executive or the Executive’s spouse or dependents under the terms and provisions of the Welfare Plans (or where such continuation would adversely affect the tax status of the Welfare Plans pursuant to which the coverage is provided), the Company shall provide the COBRA Benefits by, at the Company’s option, either providing substantially identical benefits directly or through an insurance arrangement or by paying the Executive the estimated cost of the coverage for similarly situated employees (both the Company and employee portions of any cost determination) for 18 months after the date of the Executive’s termination of employment with such payments to be made in substantially equal monthly installments over the same eighteen (18) month period, subject to earlier cessation at the time the Executive would no longer have been eligible for continuation coverage. Any reimbursement of premiums under this paragraph shall be made no later than the last day of the taxable year following the taxable year in which the applicable premium is paid. The amount of premiums eligible for reimbursement, or the amount of any in-kind benefits to be provided, during any taxable year shall not affect the amount of premiums eligible for reimbursement, or the amount of any in-kind benefits to be provided, in any other taxable year, and the Executive’s right to such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit. Any outstanding equity awards held by the Executive as of the date of the Executive’s termination of employment shall be treated in accordance with the Equity Plan and applicable equity award agreements.

(c) Termination of Employment by the Company without Cause or by the Executive for Good Reason in connection with a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the Term and within the twelve (12) month period following the date of the consummation of a Change in Control (the "Change in Control Protection Period"), then the Executive shall receive the following from the Company: (i) the Accrued Rights, (ii) an amount equal to 2 multiplied by the sum of (A) the Executive’s Base Salary and (B) the Executive’s Annual Target Bonus, (iii) an amount equal to a pro-rata portion of the Executive’s Annual Target Bonus for the year of the Executive’s termination of employment, calculated based on a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive was employed and the denominator of which is the total number of days during the calendar year of termination and (iv) the COBRA Benefits for eighteen (18) months after the date of the Executive’s termination of employment (collectively, (ii) through (iv) being the "Change in Control

Termination Severance Benefits"). Items (ii) and (iii) of the Change in Control Termination Severance Benefits shall be paid to the Executive in a lump sum cash payment no later than the sixtieth (60th) day immediately after the date of termination of employment. Notwithstanding the foregoing, with respect to the COBRA Benefits, if the Company cannot maintain such coverage for the Executive or the Executive’s spouse or dependents under the terms and provisions of the Welfare Plans (or where such continuation would adversely affect the tax status of the Welfare Plans pursuant to which the coverage is provided), the Company shall provide the COBRA Benefits by, at the Company’s option, either providing substantially identical benefits directly or through an insurance arrangement or by paying the Executive the estimated cost of the coverage for similarly situated employees (both the Company and employee portions of any cost determination) for eighteen (18) months after the date of the Executive’s termination of employment with such payments to be made in substantially equal monthly installments over the same eighteen (18) month period, subject to earlier cessation at the time the Executive would no longer have been eligible for continuation coverage. Any reimbursement of premiums under this paragraph shall be made no later than the last day of the taxable year following the taxable year in which the applicable premium is paid. The amount of premiums eligible for reimbursement, or the amount of any in-kind benefits to be provided, during any taxable year shall not affect the amount of premiums eligible for reimbursement, or the amount of any in-kind benefits to be provided, in any other taxable year, and the Executive’s right to such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit. Any outstanding equity awards held by the Executive as of the date of the Executive’s termination of employment shall be treated in accordance with the Equity Plan and applicable equity award agreements.

(d) Certain Termination of Employment Related to the Executive’s Death or Disability. If the Executive’s employment is terminated by the Company upon the Executive’s death or Disability during the Term, then the Executive shall receive (i) the Accrued Rights and (ii) an amount equal to a pro-rata portion of the Executive’s Annual Target Bonus for the year of the Executive’s termination of employment, calculated based on a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive was employed and the denominator of which is the total number of days during the calendar year of termination (the "Death or Disability Severance Benefits"). The Death or Disability Severance Benefits shall be paid to the Executive in a lump sum cash payment at the same time as short-term annual incentive bonus payments are generally paid to other employees. Any outstanding equity awards held by the Executive as of the date of the Executive’s termination of employment shall be treated in accordance with the Equity Plan and applicable equity award agreements.

For purposes of this Agreement, the term "Disability" shall mean (A) as such term (or substantially similar term) is defined within a disability insurance program that is sponsored by the Company, or if no such definition exists or the Executive is not covered by such a program, then (B) Disability means: (1) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) the Social Security Administration has determined the Executive to be disabled.

(e) No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.

(f) Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board; (ii) any position on the Board (or associated committees); and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(g) Separation Agreement and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Involuntary Termination Severance Benefits, Change in Control Severance Benefits or the Death or Disability Severance Benefits (collectively, the "Severance Benefits") under this Section 4, unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the "Waiver and Release Agreement"), and such Waiver and Release Agreement remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(g) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no Severance Benefits shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Severance Benefits shall not be paid until the first scheduled payment date following the date the Waiver and Release Agreement is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release Agreement straddles two (2) calendar years, then the Severance Benefits shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(h) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 8(m) of this Agreement. In the event of a termination by the Company for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company's rights hereunder.

5. Confidentiality, Non-Compete and Intellectual Property. As a condition to continued employment, the Executive shall execute the Non-Solicitation, Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit B(the "Restrictive Covenants"). Any breach (or threatened breach) by the Executive of the Executive’s obligations under the Restrictive Covenants, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.

6. Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the "Code")), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company (the "280G Firm"). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," or like terms shall mean "separation from service."

8. Miscellaneous.

(a) Clawback Policies. All compensation paid to the Executive pursuant to this Agreement shall be subject to the Company’s clawback policies as may be amended from time to time.

(b) Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Company,the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(b).

(c) Non-Disparagement. The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees.

(d) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(e) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(f) Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof and all negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(g) Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Nassau County, New York, for the purposes of any proceeding arising out of or based upon this Agreement.

(h) Binding Arbitration. The Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in Nassau County, New York in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and the Executive shall equally share the legal costs and expenses of such arbitration; provided, however, that the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing party: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(i) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(j) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(k) No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(l) Successors; Binding Agreement. This Agreement shall be binding on any successor to the Company, including in the event of the conversion of the Company from a limited liability company to a corporation. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(m) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company: ACRES Capital, LLC

390 RXR Plaza

Uniondale, NY 11556

Attn: Chief Legal Officer

With a Copy to: Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue, NW

Washington, DC 20037

Attn: Rob Smith

If to the Executive: Eldron Blackwell

XXXX

XXXX

(n) Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(o) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(p) Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words "includes" and "including" as used in this Agreement shall be deemed to be followed by the phrase "without limitation." The word "or" is not exclusive.

(q) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(r) Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(f) ("Indemnification"), Section 4 ("Rights Upon a Termination of the Executive’s Employment"), Section 5 ("Confidentiality, Noncompete and Intellectual Property") and its corresponding Exhibit B, Section 8(a) (“Clawback Policies”), Section 8(b) ("Defense of Claims"), Section 8(c) ("Non-Disparagement"), Section 8(f) ("Entire Agreement"), Section 8(g) ("Governing Law/Venue"), Section 8(h) ("Binding Arbitration/Equitable Remedies"), Section 8(l) ("Successors/Binding Agreement"), and Section 8(m) ("Notices").

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

Executive:		ACRES Capital, LLC The "Company"
Signature:	/s/ Eldron Blackwell	By:	/s/ Mark Fogel
Print Name:	Eldron Blackwell	Its:	President
Date:	August 6, 2026	Date:	August 6, 2026

Attachments:

Attachment 1 –

Exhibit A – FORM OF --- WAIVER AND RELEASE AGREEMENT

Exhibit B –CONFIDENTIALITY, NON-COMPETE AND INTELLECTUAL PROPERTY AGREEMENT